Filed pursuant to Rule 424(b)(3)
Registration No. 333-258978
PROSPECTUS SUPPLEMENT NO. 2
(to Prospectus dated June 9, 2022)

Microvast Holdings, Inc.

321,460,085 Shares of Common Stock
837,000 Warrants to Purchase Common Stock
__________________

This prospectus supplement No. 2 updates, amends and supplements the prospectus dated June 9, 2022 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-258978). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

On July 1, 2022, we filed the attached definitive proxy statement on Schedule 14A and definitive additional materials with the Securities and Exchange Commission, which are incorporated into the Prospectus (except any portions that were furnished and not filed).

This prospectus supplement is not complete without the Prospectus and may not be delivered or utilized except in connection with the Prospectus with respect to the securities described above, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, as supplemented to date, and this prospectus supplement is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. You should read the Prospectus and all prospectus supplements or amendments carefully before you invest in our securities.

Our common stock and warrants are traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbols “MVST,” and “MVSTW”, respectively. On June 28, 2022, the closing price of our common stock was $2.27 per share, and the closing price of our warrants was $0.3107 per warrant.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 21 of the Prospectus to read about factors you should consider before buying our common stock or warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 27, 2022.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________ SCHEDULE 14A _____________

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

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☑ Definitive Proxy Statement
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☐ Soliciting Material under §240.14a-12

MICROVAST HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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MICROVAST HOLDINGS, INC.
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

To Be Held: Friday, August 12, 2022

To the Stockholders of Microvast Holdings, Inc.:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the "2022 Annual Meeting") of Microvast Holdings, Inc., a Delaware corporation (the "Company", "Microvast," "we," or "our"), will be held virtually on August 12, 2022, at 9:00 a.m. Central Time for the following purposes, as more fully described in the accompanying proxy statement (the "Proxy Statement"):

1)	To elect two Class I director nominees to the Board of Directors, each to serve for a term of three years;
2)	To ratify the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022; and
3)	To transact such other business that may properly come before the 2022 Annual Meeting and any continuation, postponement or adjournment thereof.

The 2022 Annual Meeting will be held virtually over the Internet at: https://www.cstproxy.com/microvast/2022. You will not be able to attend the 2022 Annual Meeting in person.

We are pleased to utilize the United States Securities and Exchange Commission's "notice and access" rules. Accordingly, we are providing stockholders access to our proxy materials over the Internet at: https://www.cstproxy.com/microvast/2022.

On or about July 1, 2022, we began mailing a Notice of Internet Availability of Proxy Materials (the "Notice") to all stockholders of record as of June 27, 2022 (the "Record Date"). Only holders of record of our common stock as of the close of business on the Record Date are entitled to receive notice of, attend and vote at the 2022 Annual Meeting and any continuation, postponement or adjournment thereof.

Your vote is important. Whether or not you plan to attend the 2022 Annual Meeting, we encourage you to read the Proxy Statement and submit your vote as soon as possible.

Sincerely,

Yang Wu
Chairman and Chief Executive Officer

July 1, 2022

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE 2022 ANNUAL MEETING, WE ENCOURAGE YOU TO READ THE PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND SO THAT THE PRESENCE OF A QUORUM MAY BE ASSURED. YOUR PROMPT ACTION WILL AID THE COMPANY IN REDUCING THE EXPENSE OF PROXY SOLICITATION.

Important Notice Regarding the Availability of Proxy Materials
for the 2022 Annual Meeting of Stockholders of Microvast Holdings, Inc.
to be Held on Friday, August 12, 2022 at 9:00 a.m. Central Time:

As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of Internet availability of proxy materials containing instructions on how to access these proxy materials and submit proxy votes online.

The Notice, Proxy Statement and 2021 Annual Report are available at: https://www.cstproxy.com/microvast/2022.

NOTE REGARDING THE BUSINESS COMBINATION

On July 23, 2021, we consummated the transactions contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated February 1, 2021, by and among Tuscan Holdings Corp. ("Tuscan"), Microvast, Inc. ("Legacy Microvast") and TSCN Merger Sub Inc. Pursuant to the Merger Agreement, TSCN Merger Sub merged with and into Legacy Microvast, with Legacy Microvast being the surviving corporation and becoming a wholly-owned subsidiary of Tuscan (the "Business Combination"). In connection with the Business Combination, we changed our name from Tuscan Holdings Corp. to "Microvast Holdings, Inc."

Unless otherwise indicated or the context otherwise requires, all references in this proxy statement to the "Company," "we," "us," "our" and "Microvast" refer to Microvast Holdings, Inc. and its consolidated subsidiaries following the Business Combination, other than certain historical information which refers to the business of Legacy Microvast or Tuscan prior to the consummation of the Business Combination.

Microvast Holdings, Inc.
12603 Southwest Parkway, Suite 210
Stafford, Texas 77477

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 12, 2022

GENERAL INFORMATION

This proxy statement ("Proxy Statement") is being furnished in connection with the solicitation of proxies by the board of directors (the "Board") of Microvast Holdings, Inc. (the "Company," "Microvast," "we," "our," "us" and similar terms) on the Company's behalf for use at the 2022 Annual Meeting of Stockholders to be held at virtually on Friday, August 12, 2022 at 9:00 a.m. Central Time, and any continuation, postponement or adjournment thereof (the "2022 Annual Meeting"). We encourage you to access the meeting prior to the start time.

Pursuant to provisions of our Amended and Restated Bylaws (the "Bylaws") and by action of our Board, the close of business on June 27, 2022 was established as the record date (the "Record Date") for determining the stockholders entitled to receive notice of, attend and vote at the 2022 Annual Meeting.

As permitted by the rules adopted by the United States Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials primarily via the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record as of the Record Date who are entitled to vote at the 2022 Annual Meeting. Instructions on how to access and review these proxy materials electronically, request hard copies of these materials and submit proxy votes online are stated in the Notice.

We began mailing the Notice to stockholders of record on or about July 1, 2022. We first made this Proxy Statement available to our stockholders at https://www.cstproxy.com/microvast/2022 on or about July 1, 2022, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on March 29, 2022 (the "2021 Annual Report"). We encourage you to read the 2021 Annual Report. It includes our audited financial statements and provides information about our business.

Frequently Asked Questions

The questions and answers below highlight only selected information from this Proxy Statement and only briefly address some commonly asked questions about the proposals to be presented at the 2022 Annual Meeting. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire Proxy Statement, the 2021 Annual Report and our other filings with the SEC.

What Stock Exchange do the Company's securities trade on?

The Company's common stock and warrants trade on the Nasdaq Global Select Market ("Nasdaq") under the ticker symbols "MVST" and "MVSTW," respectively.

What is the Company's fiscal year?

The Company's fiscal year ends on December 31. In this Proxy Statement, we refer to the fiscal years ended December 31, 2020, 2021, 2022, 2023, 2024 and 2025 as "Fiscal 2020," "Fiscal 2021," "Fiscal 2022," "Fiscal 2023" and "Fiscal 2024," and "Fiscal 2025," respectively. Unless otherwise stated, all financial information presented in this Proxy Statement is based on the Company’s fiscal calendar.

In addition, we refer to the annual meeting of stockholders held or to be held during each of the calendar years ended December 31, 2021, 2022, 2023, 2024 and 2025 as the "2021 Annual Meeting," "2022 Annual Meeting," "2023 Annual Meeting," "2024 Annual Meeting," and "2025 Annual Meeting."

We refer to our annual report on Form 10-K for the fiscal year ended December 31, 2021 as filed with the SEC on March 29, 2022 as the "2021 Annual Report." We refer to the annual reports on Form 10-K to be filed for the fiscal years ending December 31, 2022 and 2023 as the 2022 Annual Report and the 2023 Annual Report, respectively.

What items will be voted on at the 2022 Annual Meeting?

Stockholders may vote on the following proposals at the 2022 Annual Meeting:

1)    the election of two Class I director nominees to the Board, each to serve for a term of three years; and

2)    ratification of the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP ("Deloitte") as the Company’s independent registered public accounting firm for Fiscal 2022.

The Company is not aware of any other business to be presented for a vote of the stockholders at the 2022 Annual Meeting. If any other matters are properly presented, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment. The chairman of the 2022 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

What are the Board's voting recommendations?

The Board recommends that you vote your shares:

1)    "FOR" the election of two Class I director nominees to the Board, each to serve for a term of three years; and

2)    "FOR" the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for Fiscal 2022.

Who May Vote at the 2022 Annual Meeting?

Holders of our common stock on the Record Date are entitled to one vote for each share of the Company’s common stock held on the Record Date. As of the Record Date, there were 302,538,640 shares of the Company’s common stock issued and outstanding and approximately 165 stockholders of record.

Who is the Company's transfer agent?

The Company's transfer agent is Continental Stock Transfer & Trust Company ("Continental").

What is the quorum requirement for the 2022 Annual Meeting?

The presence in person or by proxy of the holders of stock having a majority of the votes which could be cast by the holders of all outstanding stock entitled to vote at the 2022 Annual Meeting is required for the transaction of business. This is called a "quorum." If you: (i) are present and vote electronically during the 2022 Annual Meeting, (ii) have voted on the Internet prior to the 2022 Annual Meeting; or (iii) properly submitted a proxy card or voting instruction form by mail prior to the 2022 Annual Meeting, your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained. Broker non-votes, as described below, will also be counted for purposes of determining whether a quorum is present. If a quorum is not present, the 2022 Annual Meeting will be adjourned until a quorum is obtained.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record. If, on the Record Date, your shares were registered directly in your name with Continental, the Company's transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Continental at the Company's request. If you request printed copies of the proxy materials by mail, you will receive a proxy card to vote your shares.

Beneficial Owner of Shares Held in Street Name. If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in "street name," and the Notice was sent to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the 2022 Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. Those instructions are contained in a "voting instruction form," which will be provided by the organization that holds your shares. The organization holding your account will not be able to vote in the election of directors unless they have your voting instructions, so it is very important that you indicate your voting instructions to the institution holding your shares. As a beneficial owner of shares, you are also invited to attend the 2022 Annual Meeting virtually. However, since you are not the stockholder of record, you may not vote or otherwise participate during the 2022 Annual Meeting unless you request, obtain and submit a valid legal proxy from your broker, bank, or other agent.

How can I attend the 2022 Annual Meeting?

Only stockholders as of the Record Date are entitled to attend, vote and otherwise participate during the 2022 Annual Meeting, which will be held on Friday, August 12, 2022 and will begin promptly at 9:00 a.m. Central Time. Guests are permitted to attend the 2022 Annual Meeting, but will not be permitted to vote or otherwise participate during the 2022 Annual Meeting.

Advance registration is recommended for stockholders wishing to vote or otherwise participate during the 2022 Annual Meeting. The registration process differs depending on how you hold your shares.

If you are a stockholder of record, you received a proxy card from Continental which contains instructions on how to attend the virtual meeting, along with your control number. If you do not have your control number, contact Continental at proxy@continentalstock.com. To preregister, visit https://www.cstproxy.com/microvast/2022, enter your name and email address along with the control number you received on your proxy card or Notice. Immediately prior to the start of the 2022 Annual Meeting, you will need to log back into the meeting site using your control number. You are encouraged to register at least 15 minutes prior to the start of the meeting.

If you are a beneficial owner of shares held in street name, you must obtain a "legal proxy" from the stockholder of record and e-mail a copy of your legal proxy to: proxy@continentalstock.com. A legal proxy is a written document that authorizes you to vote your shares held in street name at the 2022 Annual Meeting. Stockholders should contact their bank, broker or other nominee for instructions regarding obtaining a legal proxy. Stockholders who e-mail a valid legal proxy will be issued a meeting control number that will allow them to register to vote and otherwise participate during the 2022 Annual Meeting. Beneficial owners of shares held in street name who wish to a vote or otherwise participate during the 2022 Annual Meeting must submit their legal proxy to Continental at least 72 hours prior to the 2022 Annual Meeting. You will not be able to vote or otherwise participate during the 2022 Annual Meeting unless you register for and login to the 2022 Annual Meeting as described herein.

How Do I Vote My Shares?

For Proposal No. 1, you may vote "For All", "Withhold All", "For All Except" or abstain from voting with respect to each nominee to the Board. For Proposal No. 2, you may vote "For", "Against" or abstain from voting. The procedures for voting are outlined below.

If you are a stockholder of record, there are three ways to vote:

•Via the Internet, in advance of the 2022 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the Notice you receive from Continental.

•By Mail, in advance of the 2022 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by completing, signing, dating and returning the proxy card in the envelope provided.

•Virtually, during the 2022 Annual Meeting. You may vote during the 2022 Annual Meeting by attending virtually and submitting a ballot during the live webcast per the instructions on the Notice you receive from Continental.

If you are a beneficial owner of shares held in street name, there are three ways to vote:

•Via the Internet, in advance of the 2022 Annual Meeting. You may vote by proxy via the Internet by following the instructions provided in the voting instruction form provided by the organization that holds your shares. The availability of Internet voting may depend on the voting process of the organization that holds your shares.

•By Mail, in advance of the 2022 Annual Meeting. If you request printed copies of the proxy materials by mail, you may vote by proxy by filling out the voting instruction form and sending it back in the envelope provided.

•Virtually, during the 2022 Annual Meeting. If you wish to vote during the 2022 Annual Meeting, you must obtain a legal proxy from the organization that holds your shares and email a copy of the legal proxy to proxy@continentalstock.com at least 72 hours prior to the 2022 Annual Meeting. Please contact the organization that holds your shares for instructions regarding obtaining a legal proxy. Continental will issue a control number to beneficial owners who submit a valid legal proxy that will allow the beneficial owner to vote during the 2022 Annual Meeting. You will not be able to vote or otherwise participate during the 2022 Annual Meeting unless you register for and login to the 2022 Annual Meeting as described herein.

Do Microvast Warrants Have Voting Rights?

No, Microvast warrants trading on Nasdaq under the ticker symbol "MVSTW" do not have voting rights.

Can I change my vote?

You may revoke your proxy and change your vote at any time prior to the vote at the 2022 Annual Meeting. Prior to the applicable cutoff time, you may enter a new vote by using the Internet or by mailing a new proxy card or new voting instruction form bearing a later date (which will automatically revoke your earlier voting instructions). If you are a stockholder of record, you may accomplish this by granting a new proxy or by voting during the 2022 Annual Meeting. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker or nominee.

How are proxies voted? What happens if I do not give specific voting instructions?

All shares represented by valid proxies received before 11:59 p.m. Eastern Time the day before the 2022 Annual Meeting will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you return your proxy without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement.

As of the date these proxy materials were mailed, we are not aware of any other matters to be presented at the 2022 Annual Meeting other than the proposals described herein. If any other matters are properly presented for a vote at the 2022 Annual Meeting and you grant a proxy, the persons named as proxy holders will vote your shares on any additional matters properly presented for a vote at the meeting as recommended by the Board or, if no recommendation is given, in their own discretion.

What is the vote required for each proposal and how are abstentions and broker non-votes treated?

Proposal No. 1 (to elect two Class I director nominees to the Board, each to serve for a term of three years): Directors will be elected by a plurality of the votes cast at the 2022 Annual Meeting. The two Class I director nominees named in this Proxy Statement receiving the greatest number of affirmative votes of the shares entitled to be voted will be elected as directors to serve until the 2025 Annual Meeting or until his or her successor has been appointed or elected and qualified or until his or her earlier death, resignation or removal. Abstentions and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 (to ratify the appointment of Deloitte as the Company's independent registered public accounting firm for Fiscal 2022): Approval of Proposal No. 2 will require the affirmative vote by the holders of stock having a majority of the votes which could be cast by holders of shares: (i) present during or by proxy at the 2022 Annual Meeting and (ii) entitled to vote on such matter. Abstentions will have the same practical effect as votes against the proposal. Proposal No. 2 is considered a routine matter; therefore, no broker non-votes are expected in connection with Proposal No. 2.

Who will serve as the inspector of election?

A representative from Continental will serve as the inspector of election.

Where can I find the voting results of the 2022 Annual Meeting?

The preliminary voting results will be announced at the 2022 Annual Meeting. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which the Company is required to file with the SEC within four business days following the 2022 Annual Meeting.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone, facsimile, email or other means by our directors, officers or regular employees on the Company’s behalf. These parties will not be paid any additional compensation for soliciting proxies. Upon request, we will also reimburse brokerage firms, banks, broker-dealers or other similar organizations and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy and solicitation materials to beneficial owners of stock.

What is householding?

SEC rules allow us to deliver a single Notice to one physical address shared by two or more of our stockholders. This delivery method is referred to as "householding" and can result in significant cost savings. To take advantage of this opportunity, we will deliver only one Notice to multiple stockholders who share an address, unless we have received different instructions from the affected stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate Notice, as requested, to any stockholder at the shared address to which a single copy was delivered. If you prefer to receive a separate copy of the Notice, contact: Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477, Attention: General Counsel, Telephone: (281) 491-9505.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the 2022 Annual Meeting, please contact: Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477, Attention: General Counsel, Telephone: (281) 491-9505.

What are the implications of being an "Emerging Growth Company"?

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act") and, as such, have elected to comply with certain reduced public company reporting requirements, including reduced disclosure about our executive compensation arrangements. For so long as we remain an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as "say on pay" and "say on frequency" votes. We will remain an emerging growth company until the earlier of: (1) (a) the last day of fiscal year ending after the fifth anniversary of our initial public offering, (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, or (c) the last day of the fiscal year in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

PROPOSALS

Proposal No. 1: Election of Directors

General

Our Board currently consists of seven directors divided into three classes designated as Class I, Class II and Class III with staggered three-year terms, as further described in the table below. The number of directors is currently fixed at seven by resolution of the Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors. Any increase or decrease in the number of directors shall require the affirmative vote of the Wu Directors. See Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement for the definition of and additional details regarding the Wu Directors.

Craig Webster was elected to the Board on July 23, 2021 and subsequently resigned from the Board effective July 1, 2022 in connection with his appointment as the Company's Chief Financial Officer. Yeelong Balladon was appointed to the Board to fill Mr. Webster's vacancy effective July 1, 2022.

Class	Term Expiring	# Directors In Class	Directors
Class I	2022 Annual Meeting	two	Stephen Vogel, Wei Ying
Class II	2023 Annual Meeting	two	Arthur Wong, M. Stanley Whittingham
Class III	2024 Annual Meeting	three	Yang Wu, Yanzhuan Zheng, Yeelong Balladon

Nominees for Class I Directors

Class I directors are up for re-election at the 2022 Annual Meeting. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Stephen Vogel and Wei Ying for re-election at the 2022 Annual Meeting. If elected, each Class I director will serve a three-year term expiring at the 2025 Annual Meeting or until his or her successor has been appointed or elected and qualified or until the director's earlier death, resignation or removal.

Each of the nominees has indicated his or her willingness to serve, if elected, and have consented to being named in this Proxy Statement. If any of the nominees should become unable or unwilling to serve before the 2022 Annual Meeting, the Board may either reduce its size or designate or not designate a substitute nominee. If the Board designates a substitute nominee, the proxy holders may cast your vote for such substitute nominee.

The Board unanimously recommends that stockholders vote "FOR" the re-election of each of Stephen Vogel and Wei Ying.

Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee, in accordance with its charter and authority delegated to it by the Board, appointed Deloitte, located in Beijing, People's Republic of China ("PRC"), to serve as the Company's independent registered public accounting firm on October 18, 2021. In addition, Deloitte has acted as the independent registered public accounting firm of Legacy Microvast since 2011. Our Board has directed that Deloitte's appointment be submitted to our stockholders for ratification at the 2022 Annual Meeting and recommends that stockholders approve the ratification of the Audit Committee's appointment of Deloitte for Fiscal 2022.

The Holding Foreign Companies Accountable Act (the "HFCAA") requires the SEC to prohibit trading on U.S. stock exchanges and in the U.S. over-the-counter markets the securities of covered issuers (each such company, a "Commission-Identified Issuer") if such issuer's financial statements are audited by accounting firms that the U.S. Public Company Accounting Oversight Board (the "PCAOB") determines it has been unable to inspect or investigate completely for a period of three consecutive audit years beginning with the issuer's annual report on Form 10-K filed with the SEC for the year ended December 31, 2021.

The PCAOB announced on December 16, 2021 that it determined that it was unable to inspect Deloitte. Therefore, in a routine application of the HFCAA, the SEC provisionally listed the Company as a Commission-Identified Issuer on April 12, 2022, following the Company's filing of its 2021 Annual Report. Subsequently, the SEC conclusively listed the Company as a "Commission-Identified Issuer" on the SEC’s website at www.sec.gov/HFCAA.

If the PCAOB continues to be unable to completely inspect or investigate Deloitte and we do not engage an independent registered public accounting firm that is able to be completely inspected or investigated by the PCAOB for Fiscal 2023, the SEC could prohibit the trading of our common stock following the filing of our 2023 Annual Report, which is expected to be filed with the SEC in early 2024. Further, new laws and regulations or changes in laws and regulations, such as the Accelerated Holding Foreign Companies Accountable Act (the "AHFCAA"), could affect our ability to continue to list our securities on any U.S. stock exchange. The U.S. Senate passed the AHFCAA in June 2021 and the bill has been introduced in the U.S. House of Representatives. The AHFCAA, if enacted, would decrease the number of PCAOB non-inspection years from three years to two, thus reducing the time period before our common stock may be prohibited from trading or delisted (which, under the AHFCAA, could take place as early as following the filing of our 2022 Annual Report in early 2023).

Such a trading prohibition or delisting would substantially impair, if not preclude our stockholders' ability to sell or purchase our securities, and the risks and uncertainties associated with a potential trading prohibition could have a negative impact on the price of our common stock and warrants in the near-term. The Company and the Audit Committee will continue to monitor developments and evaluate all available options.

The Company has engaged Deloitte to audit its financial statements for Fiscal 2022; however, as a result of the restrictions and uncertainties presented by the HFCAA, the Company has begun the process of evaluating the possible engagement of independent public accounting firms that are registered with the PCAOB and that are subject to PCAOB inspection, with a view to engaging such a firm as the principal auditor to audit the Company's financial statements for Fiscal 2023, unless circumstances change such that the PCAOB is able to conduct a full inspection of Deloitte during the required timeframe under the HFCAA.

If our stockholders do not ratify the selection of Deloitte, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its stockholders.

At the time of the mailing of this Proxy Statement, the Company does not anticipate that any representative of Deloitte will be present at the 2022 Annual Meeting. Should a representative of Deloitte be available and desire to make a statement at the 2022 Annual Meeting, they will have the opportunity to do so.

The Board unanimously recommends that stockholders vote "FOR" the ratification of the Audit Committee's appointment of Deloitte as our independent registered public accounting firm for Fiscal 2022.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table sets forth the aggregate fees by categories specified below in connection with certain professional services rendered by Deloitte for the periods indicated.

For the Year Ended December 31,	2021		2020
Audit Fees (a)	$1.3	million	$1.5	million
Audit-Related Fees (b)	$0.1	million	$—
Tax fees (c)	$—		$—
All other fees (d)	$—		$—
Total	$1.4	million	$1.5	million

(a)    Audit fees represent fees for services provided in connection with the audit of our consolidated financial statements, review of our interim consolidated financial statements, and audit services provided in connection with other statutory or regulatory filings.

(b)    Audit-related fees consist of assurance and related services rendered by the principal accountant related to the performance of the audit or review of our consolidated financial statements, which have not been reported under audit fees above.

(c)    Tax fees represent fees for professional services rendered for tax compliance, tax advice and tax planning.

(d)    All other fees include fees for services provided other than the services reported above.

Audit Committee Pre-Approval Policies and Procedures

At its regularly scheduled and special meetings or by written consent, the Audit Committee of the Board considers and pre-approves any audit and non-audit services to be performed by the Company’s independent accountants. On July 25, 2021, the Audit Committee adopted its pre-approval policies and procedures. Since that date, there have been no audit or non-audit services rendered by the Company’s principal accountants that were not pre-approved.

OUR EXECUTIVE OFFICERS

The following information is provided as of the Record Date.

Name	Age	Position(s)
Yang Wu*	56	Chief Executive Officer, Chairman of the Board
Sascha Rene Kelterborn	48	President, Chief Revenue Officer, Managing Director, Microvast EMEA
Craig Webster	50	Chief Financial Officer, Former Director
Shane Smith	54	Chief Operating Officer
Wenjuan Mattis, Ph.D.	41	Chief Technology Officer
Sarah Alexander	39	General Counsel, Corporate Secretary, Compliance Officer and Head of Investor Relations
Lu Gao	39	Chief Accounting Officer

Yang Wu was elected to our Board as a Class III Director on July 23, 2021. Mr. Wu is the founder of Microvast and has been its chairman, chief executive officer and director since its inception in October 2006. From 2000 to 2006, Mr. Wu served as chief executive officer at Omex Environmental Engineering Co., Ltd., a water treatment company, which he founded and was acquired by Dow Chemical Company in 2006. From 1996 to 2000, Mr. Wu served as chief executive officer and founder of Omex Engineering and Construction Inc. Prior to Omex Engineering and Construction, from 1989 to 1996, Mr. Wu was the founder of World Wide Omex, Inc., an agent for a large oilfield service company. Mr. Wu received his bachelor’s degree from Southwest Petroleum University, Chengdu.

Mr. Wu is qualified to serve on our Board due to his deep industry expertise and his leadership experience. He is a U.S. citizen and resides in the U.S.

Sascha Rene Kelterborn was appointed as our President on April 14, 2022 and as Chief Revenue Officer in February 2021. From January 2018 until February 2021, he was Microvast’s Senior Vice President of Sales & Marketing Western Globe. He has also served as Managing Director of MPS and of Microvast EMEA since June 2017. He originally joined Microvast as Deputy Managing Director of Microvast GmbH in January 2017. Prior to joining us, he served as Managing Director of Kelterborn & Partner, providing consulting services to the railway, building supply and industrial sector from January 2015 to January 2017. From December 2007 until November 2014, he served in numerous positions with Vossloh AG, Werdohl, Germany, including Vice President CIS & Mongolia, December 2010 to November 2014, and Vice President Sales December 2007 to November 2010. At times during his engagement with Vossloh AG, he also served in the following positions: President of Vossloh Fastening Systems America Corp., Chicago, USA; Regional Director Vossloh Middle East Business Rail LLC, Abu Dhabi, United Arab Emirates; Member of the International Sales Steering Committee of the Vossloh AG; Member of the supervisory board of ZAO Vossloh Fastening Systems, Moscow, Russia; and Member of the supervisory board of Vossloh Fastening Systems, Kunshan, China. Mr. Kelterborn holds a bachelor of arts from the University of Applied Science in Kiel, Germany.

Mr. Kelterborn is an EU citizen and resides in Germany.

Craig Webster was appointed as our Chief Financial Officer on April 14, 2022. He served on our Board from July 23, 2021 to July 1, 2022. He also served as a director of Microvast, Inc. from 2012 to 2021. Mr. Webster joined the Ashmore Group, a dedicated Emerging Markets investment manager, in January 2005, holding positions as General Counsel from 2007 to 2010 and Global Head of its Special Situations Funds from 2013 to 2018. During his time at Ashmore, he was a member of the firm’s investment committees for its special situations funds and Latam Infrastructure Fund. He previously served as a director for BTS Group Holdings PCL (BKK: BTS) and Petron Corporation (Philippines:PCOR). Prior to the Ashmore Group, Mr. Webster worked as a lawyer specializing in cross-border M&A and corporate restructurings with Weil, Gotshal & Manges from 1998 to 2003. Mr. Webster began his career as a lawyer with DLA (now DLA Piper) in 1998. Mr. Webster holds a bachelor of arts degree in Marketing from the University of Stirling and the CPE and LPC qualifications from the College of Law (York).

Mr. Webster is a U.K. citizen and resides in New Zealand.

Dr. Wenjuan Mattis was appointed as our Chief Technology Officer on July 23, 2021. She joined Microvast, Inc. in 2013, and she has served as Microvast’s Chief Technology Officer since January 2018, leading the development of battery materials, cells, modules and packs from R&D to production. Prior to that she served as Vice President of Technology since January 2015, and as Chief Scientist from October 2013 to December 2014. From March 2010 to October 2013, Dr. Mattis served as Senior Research Engineer at Dow Chemical Company in Midland, Michigan, where she led and participated in battery projects developing materials and cells for electrified vehicles and consumer electronics. In May 2016, Dr. Mattis was elected as the youngest member of the board of directors of International Meeting on Lithium Batteries association. She has also served as the Vice President of International Automotive Lithium Battery Association since June 2013. Dr. Mattis holds a Bachelor of Science degree in Mechanics and Engineering Science at Fudan University, Shanghai and a Ph.D. degree in Materials Science and Engineering at Pennsylvania State University. Dr. Mattis has been working on the development of Li-ion battery technology for over 16 years. She has authored 22 papers and holds 93 patents and patent applications.

Dr. Mattis is a U.S. citizen and resides in the U.S.

Shane Smith was appointed as our Chief Operating Officer on July 23, 2021. He served as Microvast’s Chief Operating Officer and President of MP Solutions since February 2021. Prior to that, he was Microvast’s Executive Vice President and President of MP Solutions since August 2019. Prior to joining Microvast, he was Sr. Vice-President of Product Marketing of TransCore, a subsidiary of Roper Technologies, from 2013-2019. From 1996-2013, Mr. Smith worked for TriQuint Semiconductor, today Qorvo, Inc., in various roles of increasing responsibility. In 2011, he was the Vice-President for Global Marketing for Mobile Devices. From 1990-1996, Mr. Smith was a submarine officer in the U.S. Navy. Mr. Smith holds a bachelor’s degree from the U.S. Naval Academy, certified Naval Nuclear Engineer, and a Master of Science in Business from the Johns Hopkins University. He serves as a trustee of the U.S. Naval Academy Foundation.

Mr. Smith is a U.S. citizen and resides in the U.S.

Sarah Alexander was appointed as General Counsel, Corporate Secretary, Compliance Officer and Head of Investor Relations of the Company on July 23, 2021. Prior to joining Microvast in July 2021, she held various positions of increasing responsibility at Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global provider of industrial process heating solutions, from 2008 to 2020. She joined Thermon as a Compliance Specialist and was quickly promoted to Corporate Counsel in 2009. In connection with Thermon’s initial public offering in 2011, she assumed additional responsibilities as Senior Counsel and Director of Investor Relations. In 2014, she was tasked with leading Thermon’s global legal team as General Counsel and Corporate Secretary. In late 2018, she transitioned into an operational role with full P&L responsibility for one of the company’s business lines as Director, Business Development – Thermon Power Solutions. Ms. Alexander holds a bachelor’s degree from Barry University and a J.D. from the University of Miami School of Law.

Ms. Alexander is a U.S. citizen and resides in the U.S.

Lu Gao was appointed as Chief Accounting Officer of the Company on July 23, 2021. She joined Microvast as its Chief Accounting Officer in March 2019. Prior to joining Microvast, she worked for Deloitte Touche Tohmatsu Certified Public Accountants LLP from July 2005 to May 2018 in various positions, where she was the leading manager participating in auditing a number of US listed companies. She holds a bachelor’s degree from Renmin University of China, with a major in accounting.

Ms. Gao is a PRC citizen and resides in the PRC.

OUR BOARD OF DIRECTORS

Name	Age	Position(s)
Yeelong Balladon	63	Director
Stephen Vogel	73	Director
Stanley Whittingham	80	Director
Arthur Wong	62	Director
Wei Ying	56	Director
Yanzhuan Zheng	58	Director, Former Chief Financial Officer
* Mr. Yang Wu's biography and age are included under "Our Executive Officers" above.

Yeelong Balladon was appointed to the Board as a Class III Director effective July 1, 2022. Ms. Balladon has served as an independent trustee of the board of Ashmore Funds since 2010 and as lead independent trustee since 2014. The Ashmore Funds is a registered U.S. mutual funds complex dedicated to investing in emerging markets. Ms. Balladon also previously served as a non-executive director of Pacnet Limited from 2008 to 2015 and Jasper Investments from 2011 to 2015. Ms.

Balladon was an associate and subsequently a partner at Freshfields Bruckhaus Deringer, an international law firm, from 1982 to 1988 and from 1994 until her retirement in 2009. Ms. Balladon holds an LL.B. from the National University of Singapore and is legally professionally qualified in Singapore, England and Wales and the New York Bar.

Ms. Balladon is qualified to serve on our Board due to her extensive legal and financial experience in finance, banking and M&A sectors, particularly in the emerging markets. She is a U.S. citizen and resides in the U.S.

Stephen Vogel was elected to the Board as a Class I Director on July 23, 2021. He previously served as Tuscan’s Chairman and Chief Executive Officer since its inception. He has serves as Chairman and Chief Executive Officer of Tuscan Holdings Corp. II ("Tuscan II"), a blank check company like Tuscan that has been searching for a target business with which to consummate an initial business combination. He served as President and a Director of Twelve Seas Investment Company, a blank check company, from May 2018 until the completion of its business combination with Brooge Holdings Limited in December 2019. From December 2016 until February 2018, Mr. Vogel was Executive Chairman of Forum Merger Corporation, a blank check company that completed its initial public offering in April 2017. Forum completed its initial business combination in February 2018 with C1 Investment Corp. and in connection with the consummation of the business combination changed its name to ConvergeOne Holdings, Inc. (NASDAQ: CVON). He has served as General Partner of Vogel Partners, LLP, a private investment firm, since 1996. Mr. Vogel began his career in 1971 as President, Chief Executive Officer and co-founder of Synergy Gas Corp., a retail propane distribution company. After selling Synergy Gas Corp. to Northwestern Corp. in 1995, Mr. Vogel co-founded EntreCapital Partners, a private equity firm that focused on companies facing operational or management challenges, and served until 1999. Additionally, he was a venture partner at EnerTech Capital Partners, an energy focused venture capital firm, from 1999 to 2002, and an operating partner at Tri-Artisan Capital Partners, LLC, an investment bank, from 2004 to 2006. Mr. Vogel also served as Chief Executive Officer of Grameen America, a not-for-profit organization that provides microloans to low-income borrowers in the U.S., from 2008 to 2013. He served on the board of Netspend (NASDAQ: NTSP), a leader for prepaid stored value platforms, from 2011 to 2013. Mr. Vogel was a member of the Board of Trustees at Montefiore Medical Center and Children’s Hospital for over 20 years and served on the Board of Trustees at Lighthouse International, a non-profit organization. Mr. Vogel is a past Trustee of the Horace Mann School and previously served on the board of directors of the National Propane Gas Association. Mr. Vogel received a BS degree from Syracuse University School of Management.

Mr. Vogel is qualified to serve on our Board due to his extensive leadership experience and financial expertise. He is a U.S. citizen and resides in the U.S.

Stanley Whittingham was elected to the Board as a Class II Director on July 23, 2021. He has been a distinguished professor of chemistry and director at Binghamton University since 1988. He has also served as a director of Magnis Energy Technologies (OTCMKTS: MNSEF)(ASE: MNS) since November 2016. Mr. Whittingham’s research interest and expertise includes elucidation of the limiting mechanisms, chemical and structural, of intercalation reactions using a variety of synthetic and characterization approaches, both in-situ and ex-situ. He was awarded the Nobel Prize in Chemistry in 2019 for his work with Lithium ion batteries. He obtained his Ph.D. in Chemistry, his Master of Arts and his Bachelor of Arts degrees from Oxford University.

Mr. Whittingham is qualified to serve on our Board due to his extensive knowledge on lithium-ion batteries. He is a U.S. citizen and resides in the U.S.

Arthur Wong was elected to the Board as a Class II Director on July 23, 2021. Mr. Wong currently serves as an independent director and Chairman of the audit committee of Daqo New Energy Corp. (NYSE: DQ), Canadian Solar Inc. (NASDAQ: CSIQ) and Maple Leaf Educational Systems Limited (HKSE: 1317). From March 2020 to March 2022, Mr. Wong served as an independent director of Tarena International, Inc. (NASDAQ: TEDU). From 2008 to 2018, Mr. Wong served as the Chief Financial Officer for Asia New-Energy, Nobao Renewable Energy, GreenTree Inns Hotel Management Group and Beijing Radio Cultural Transmission Company Limited, sequentially. From 1982 to 2008, Mr. Wong worked for Deloitte Touche Tohmatsu in Hong Kong, San Jose and Beijing over various periods of time, with his last position as a partner in the Beijing office. Mr. Wong received a bachelor’s degree in applied economics from the University of San Francisco and a higher diploma of accountancy from Hong Kong Polytechnic University. He is a member of the American Institute of Certified Public Accountants, the Association of Chartered Certified Accountants and the Hong Kong Institute of Certified Public Accountants.

Mr. Wong is qualified to serve on our Board due to his extensive experience and knowledge of accounting and financial matters as well as audit functions. He is both a U.K. citizen and a Hong Kong citizen and resides in Beijing, PRC.

Wei Ying was elected to the Board as a Class I Director on July 23, 2021. Mr. Ying has been a director of Microvast, Inc. since June 2017. Since December 2014, Mr. Ying has been a managing partner and director of CDH Shanghai Dinghui Bai Fu Investment Management Co., Ltd., a key investment manager entity under CDH Investment, and some of its affiliates. Mr. Ying has served as a director of CHTC Fong’s Industries Company Limited (HKG: 0641) since September 2011, a director of Fountain Set (Holdings) Limited (HKG: 0420) since January 2015, a director of Giant Network Group Co., Ltd. (002558.SZ) since May 2016, a director of Zhongsheng Group Holdings Limited (OTCMKTS: ZSHGY) since December 2016, a director of Beijing East Environment Energy Technology Co., Ltd. (NEEQ: 831083) since July 2017, a director of Yunji Inc. (NASDAQ: YJ) since February 2018, and a director of Sinocelltech Group Limited (688520:Shanghai) since February 2019. Mr. Ying has also served a director of Guolian Industry Investment Fund Management (Beijing) Co., Ltd. since February 2014, a director of Huaian Yuchu Transportation Co., Ltd. since August 2016, a director of Zhejiang Liji Electronics Co., Ltd. since December 2020, a director of Ane (Cayman) Inc. and its affiliates since August 2016, a director of Ningbo Dingcheng Investment Management Co., Ltd. since March 2018, a director of Shenzhen Tajirui Biomedical Co., Ltd. since July 2018, a director of Ningbo Dingyi Asset Management Co., Ltd. since October 2015, and a director of Shanghai Jiexin VC Investment Management Co., Ltd. since January 2017. Mr. Ying received a Bachelor’s Degree in Economics from Zheijiang Gohgshang University and a Master of Business Administration from the University of San Francisco School of Management.

Mr. Ying is qualified to serve on our Board due to his extensive leadership experience and industry experience. He is a Hong Kong citizen and resides in Hong Kong.

Yanzhuan Zheng was elected to the Board as a Class III Director on July 23, 2021. Mr. Zheng has served as Microvast’s chief financial officer and as a director since 2010. Prior to joining Microvast, Mr. Zheng joined Quantum Energy Partners, a Houston-based private equity firm in 2007. Mr. Zheng began his career with Arthur Anderson LLP in 1997. Mr. Zheng holds a M.S. in accounting from Texas A&M University and is a Certified Public Accountant and a CFA Charter holder.

Mr. Zheng is qualified to serve on our Board due to his extensive experience and knowledge of accounting and financial matters. He is a U.S. citizen and resides in the U.S.

Arrangements and Family Relationships

There are no arrangements or understandings between any of Yang Wu, Craig Webster, Shane Smith, Wenjuan Mattis, Ph.D., Sascha Rene Kelterborn, Sarah Alexander or Lu Gao and any other persons pursuant to which such individual was appointed as an executive officer of the Company. There are no family relationships between any of Yang Wu, Craig Webster, Shane Smith, Wenjuan Mattis, Ph.D., Sascha Rene Kelterborn, Sarah Alexander or Lu Gao and any director, executive officer or any person nominated or chosen by the Company to become a director or executive officer.

Independence of Directors

Under applicable SEC rules and the continued listing requirements of Nasdaq (the "Nasdaq Rules"), we are required to have a majority of independent directors serving on our Board. Our Board determined that Wei Ying, Stanley Whittingham, Stephen Vogel and Arthur Wong are independent within the meaning of Nasdaq Rule 5605(a)(2). Our Board also determined that Craig Webster was independent in connection with his initial election to the Board on July 23, 2022; however, the Board determined that Mr. Webster was no longer independent in connection with his appointment as Chief Financial Officer of the Company on April 14, 2022. As such, Mr. Webster resigned as lead independent director and as a member of the Audit Committee, Compensation Committee (including as its chair) and the Nominating and Corporate Governance Committee immediately following his appointment as Chief Financial Officer of the Company. Mr. Webster resigned as a member of the Board effective July 1, 2022. In addition, in connection with her appointment to the Board effective July 1, 2022, the Board determined that Yeelong Balladon is independent within the meaning of Nasdaq Rule 5605(a)(2).

Composition of Our Board

On the closing date of the Business Combination, the size of our Board was increased from four members to seven members. The terms of Stefan M. Selig, Richard O. Rieger and Amy Butte, members of Tuscan’s board of directors prior to the Business Combination, ended on the closing date of the Business Combination. Stephen Vogel, who was the Chairman and CEO of Tuscan, currently serves as a director on our Board.

Our Board is divided into three classes, with each class serving a three-year term. The Class I directors are Stephen Vogel and Wei Ying, each of whom serves a term expiring at the 2022 Annual Meeting; the Class II directors are Stanley

Whittingham and Arthur Wong, each of whom serves a term expiring at the 2023 Annual Meeting; and the Class III directors are Yang Wu, Yanzhuan Zheng and Yeelong Balladon, each of whom serves a term expiring at the 2024 Annual Meeting.

Pursuant to the terms of the Stockholders Agreement, Mr. Wu has the right, but not the obligation to nominate a certain number of directors for election (each, a "Wu Director"). Yang Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Mr. Wu as the initial Wu Directors. In addition, so long as Tuscan Holdings Acquisition LLC (the "Sponsor") beneficially owns at least 5,481,441 shares of common stock, the Sponsor will have the right, but not the obligation, to nominate up to one director for election (the "Sponsor Director"). Stephen Vogel was nominated by the Sponsor as the initial Sponsor Director. See Certain Relationships and Related Party Transactions—Related Party Transactions—Stockholders Agreement for additional details regarding the Wu Directors and the Sponsor Director.

Craig Webster resigned from our Board effective July 1, 2022. His resignation from the Board was in connection with his appointment as Chief Financial Officer of the Company on April 14, 2022. Yeelong Balladon was appointed as a director effective July 1, 2022.

Craig Webster, Yeelong Balladon and Wei Ying agreed to serve as directors on our Board in their personal capacity and not as a representative of Ashmore Group plc or CDH Griffin Holdings Company Limited, respectively, or any of their affiliates. Mr. Webster has been as a director of Microvast, Inc. since 2012, and he retired from the Ashmore Group in 2018. Mr. Ying has been a director of Microvast, Inc. since June 2017.

Board Diversity Matrix

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors. Our Board satisfies the minimum objectives of Nasdaq Rule 5606(f)(3) by having at least one director who identifies as female and at least one director who identifies as a member of an underrepresented minority (as defined by Nasdaq rules).

Board Diversity Matrix (as of July 1, 2022)
Total Number of Directors:	7
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	6
Part II: Demographic Background
African American or Black
Alaskan Native or American Indian
Asian	1	3
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		3
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Meeting Attendance

During Fiscal 2021, following the Business Combination, the full Board met four (4) times. Each member of the Board attended or participated in 75% or more of the aggregate of: (i) the total number of meetings of the Board (held during the period for which such person has been a director); (ii) the total number of subcommittee meetings of the Board or one of its committees on which such person served; and (iii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served) during Fiscal 2021.

In addition, our Corporate Governance Guidelines provide that directors are expected to attend the Company's annual meeting of stockholders.

Committees of the Board

Our Board has an Audit Committee, Nominating & Corporate Governance Committee and Compensation Committee. The Board committees act in an advisory capacity to the full Board, except that the Compensation Committee has direct responsibility for the Chief Executive Officer’s goals, performance and compensation along with compensation of other executive officers, and the Audit Committee is expected to have direct responsibility for appointing, replacing, compensating and overseeing the independent registered public accounting firm. Our Board has adopted written charters for each of the standing committees that clearly establishes the committees’ respective roles and responsibilities, which are posted to our website at https://ir.microvast.com/leadership-governance/documents-charters. In addition, each committee has the authority to retain independent outside professional advisors or experts as it deems advisable or necessary, including the sole authority to retain and terminate any such advisors, to carry out its duties. The Board has determined that each member of the Audit, Nominating & Corporate Governance Committee and Compensation Committees is independent under our categorical standards and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment. The Board has determined that each member of the Audit Committee meets the independence requirements under the SEC rules and Nasdaq Rules applicable to audit committee members. The Board has also determined that each member of the Compensation Committee meets the independence requirements under the SEC rules and the Nasdaq Rules applicable to compensation committee members.

Audit Committee

We have established an Audit Committee in accordance with Section 3(a)(58)(A) and Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act"). Arthur Wong, Wei Ying and Yeelong Balladon serve as members of our Audit Committee, and Arthur Wong serves as chairman of the Audit Committee. On April 14, 2022, Mr. Webster was appointed as our Chief Financial Officer and simultaneously resigned as a member of the Audit Committee. As a result, the Audit Committee had only two remaining members and the Company was temporarily in noncompliance with the Nasdaq Rules, which requires the Audit Committee to be comprised of a minimum of three independent directors. The Company relied on the cure period provided for in the Nasdaq Rules in the event of a vacancy on the Audit Committee.

Ms. Balladon's was appointed to the Board, effective July 1, 2022, and as a member of the Audit Committee. Therefore, we regained compliance with Nasdaq Rule 5605 on July 1, 2022.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

•reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the Board whether the audited financial statements should be included in our Form 10-K;
•discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;
•discussing with management major risk assessment and risk management policies;
•reviewing and approving all related-party transactions;
•inquiring and discussing with management our compliance with applicable laws and regulations;
•monitoring the independence of the independent auditor;
•verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;
•appointing or replacing the independent auditor;
•determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;
•establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and
•approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Our Audit Committee held two meetings in Fiscal 2021 following the Business Combination.

Financial Experts on Audit Committee. The Audit Committee will at all times be composed exclusively of "independent directors," as defined for audit committee members under the Nasdaq Rules and the rules and regulations of the SEC, who are "financially literate," as defined under the Nasdaq Rules. The Nasdaq Rules define "financially literate" as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. All members of our Audit Committee are financially literate. In addition, we are required to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication (the "financial expert"). Arthur Wong serves as the financial expert on the Audit Committee.

Compensation Committee

We have established a Compensation Committee of our Board. Stephen Vogel, Wei Ying and Yeelong Balladon serve as members of our compensation committee, with Ms. Balladon serving as its chair (effective July 1, 2022). Craig Webster served as an independent director and as chair of the Compensation Committee until he resigned in connection with his appointment as the Company's Chief Financial Officer on April 14, 2022. Under Nasdaq Rules and applicable SEC rules, our compensation committee must consist of all independent members. Each of Stephen Vogel, Wei Ying and Yeelong Balladon meet the independent director standard under the Nasdaq Rules. The Company has adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of all of our other executive officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•assisting management in complying with our prospectus and annual report disclosure requirements;
•approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•if required, producing a report on executive compensation to be included in our annual prospectus; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Our Compensation Committee held seven meetings in Fiscal 2021 following the Business Combination.

Role of the Compensation Committee and the CEO. The Compensation Committee, consisting entirely of independent directors, is responsible for determining the compensation of our executive officers. The Compensation Committee regularly evaluates the Company's executive compensation practices to determine if any changes may be appropriate. During this process, the Compensation Committee may consult with the CEO and other members of management; however, the Compensation Committee operates independently of management and receives compensation advice and data from an outside independent advisor.

The CEO reviews and discusses the performance of the other executive officers with the Compensation Committee to assist it in determining whether changes in their compensation may be appropriate. The Compensation Committee gives considerable weight to the CEO’s evaluation of the other executive officers because of his direct knowledge of each executive officer’s performance and contributions. While Mr. Wu provides input with respect to the other executive officers, Mr. Wu did not participate in the Compensation Committee's deliberations or decisions with regard to his own compensation.

Role of Independent Compensation Advisors. For Fiscal 2021, the Compensation Committee engaged a compensation consultant, Frederic W. Cook & Co. ("FW Cook") to help it in assessing executive officer and director compensation. A representative of FW Cook attended Compensation Committee meetings when requested, reviewed compensation data with the Compensation Committee, and participated in general discussions regarding executive compensation issues. While the Compensation Committee considered input from FW Cook, the Compensation Committee’s decisions ultimately reflect many factors and considerations. For Fiscal 2021, the Compensation Committee reviewed the independence of FW Cook pursuant to SEC rules and the Nasdaq Rules and concluded that FW Cook was independent and that its work for the Compensation Committee did not raise any conflict of interest.

Nominating & Corporate Governance Committee

We have established a Nominating & Corporate Governance Committee of the Board. Stephen Vogel, Arthur Wong and Yeelong Balladon serve as members of our nominating and corporate governance committee, and Stephen Vogel serves as chairman of the nominating and corporate governance committee. Craig Webster served as an independent director on the Nominating & Corporate Governance Committee until his appointment as Chief Financial Officer on April 14, 2022. Yeelong Balladon’s appointment to the Nominating & Corporate Governance Committee became effective July 1, 2022. Each of Stephen Vogel, Arthur Wong and Yeelong Balladon is independent under the applicable Nasdaq Rules.

The primary purpose of our Nominating & Corporate Governance Committee is to assist the Board in matters relating to the appropriate size, functioning, and needs of the Board including, but not limited to, recruitment and retention of high-quality members of the Board and committee composition and structure.

Our Nominating & Corporate Governance Committee held two meetings in Fiscal 2021 following the Business Combination.

Guidelines for Selecting Director Nominees. The guidelines for selecting nominees, which are specified in the Nominating & Corporate Governance Committee charter, generally provide that persons to be nominated:

•should have demonstrated notable or significant achievements in business, education or public service;
•should possess the requisite intelligence, education and experience to make a significant contribution to the Board and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and
•should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The Nominating & Corporate Governance Committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The Nominating & Corporate Governance Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific Board needs that arise from time-to-time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of Board members. The Nominating & Corporate Governance Committee does not distinguish among nominees recommended by stockholders and other persons.

CORPORATE GOVERNANCE

Our Commitment to Sound Corporate Governance

We are committed to adhering to corporate governance practices that meet applicable U.S. corporate governance standards. Our Board has adopted guidelines that serve as a flexible framework within which our Board and its committees operate (the "Corporate Governance Guidelines"). These Corporate Governance Guidelines cover a number of areas including the size and composition of the Board, board membership criteria and director qualifications, director responsibilities, board agenda, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning.

The full text of our Corporate Governance Guidelines may be viewed on our website at https://ir.microvast.com/leadership-governance/documents-charters.

The information on our website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings we make with the SEC.

Board Leadership Structure

With respect to the roles of Chairman of the Board and Chief Executive Officer, our Corporate Governance Guidelines provide that the roles may be separated or combined, and our Board is able to exercise its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. Mr. Yang Wu currently holds the combined roles of Chairman of the Board and Chief Executive Officer. Our Corporate Governance Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate.

The Nominating & Corporate Governance Committee routinely reviews our governance practices and board leadership structure.

Board Risk Oversight Functions

Our Audit Committee is responsible for overseeing our risk management process. Our Audit Committee focuses on our general risk management strategy and the most significant risks facing us and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

Our Compensation Committee is principally responsible for establishing, overseeing and administering our compensation plans and policies for our executive officers, including our equity incentive plans. Our Compensation Committee is also responsible for overseeing risks related to our compensation programs and practices. Our Compensation Committee has assessed the risk associated with our compensation policies and practices for our employees and determined that the risks associated with such policies and practices are not reasonably likely to have a material adverse effect on us. Our Compensation Committee utilizes compensation practices that it believes discourage our employees from excessive risk‑taking that could be reasonably likely to have a materially adverse effect on us.

Anti-Hedging Policy

We do not have a hedging policy at this time.

Compensation Committee Interlocks and Insider Participation

Following the Business Combination, our Compensation Committee consisted of Messrs. Vogel, Webster and Ying, with Mr. Webster serving as Chair. Mr. Webster stepped down as a member of the Compensation Committee on April 14, 2022 in connection with his appointment as the Company's Chief Financial Officer. In addition, Mr. Ying stepped down as a member of the Compensation Committee effective July 1, 2022 and Ms. Balladon and Mr. Whittingham were appointed as members of the Compensation Committee on July 1, 2022. None of Messrs. Whittingham, Vogel, Ying or Ms. Balladon is or has been an employee or officer of the Company. Mr. Webster was not an employee or officer of the Company before or during his service on the Compensation Committee. None of our executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity that has one or more of its executive officers serving as a member of our Board.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to our directors, officers and employees. A copy is available on our website at https://ir.microvast.com/leadership-governance/documents-charters.

Director Nominations

The Nominating & Corporate Governance Committee is responsible for identifying individuals qualified to become members of the Board. The Nominating & Corporate Governance Committee will ensure that the Board has the requisite expertise and that its membership consists of persons with sufficiently diverse and independent backgrounds. The Board is responsible for selecting the nominees for election to the Board.

Director Selection

The Nominating & Corporate Governance Committee shall recommend to the Board criteria for Board and committee membership, which shall include a description of any specific, minimum qualifications that the Nominating & Corporate Governance Committee believes must be by a nominee, and a description of any specific qualities or skills believed to be necessary for one or more of the Company’s directors to possess. The adequacy of such criteria will be reassessed by the Nominating & Corporate Governance Committee periodically and any proposed changes will be submitted to the Board for approval.

The Nominating & Corporate Governance Committee is responsible for reviewing all stockholder nominations and determining whether the nomination and nominee satisfy all applicable eligibility requirements. Stockholders may recommend director candidates for consideration by our Nominating & Corporate Governance Committee by sending notice to Microvast Holdings, Inc., Attention: Corporate Secretary, 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477.

Assessment of Board and Committee Performance

The Board evaluates its performance annually. In addition, each Board committee performs an annual self-assessment to determine its effectiveness. The results of the Board and committee self-assessments are discussed with the Board and each committee, respectively.

Executive Sessions

Independent directors meet in executive session in which independent directors meet without the presence or participation of management at most regular Board meetings and meet in executive session at other times whenever they believe it appropriate. The chair of the Nominating & Corporate Governance Committee will preside as the chair at meetings of independent directors.

Communications with Directors

A stockholder or other interested party who wishes to communicate directly with the Board, its independent directors, one of its committees or with an individual director regarding matters related to the Company should send the communication, with a request to forward the communication to the intended recipient or recipients, to:

Microvast Holdings, Inc.
Attention: General Counsel
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477

We will forward stockholder correspondence, as appropriate. Please note that we will not forward communications that are spam, junk mail or mass mailings, resumes and other forms of job inquiries, surveys and business solicitations or advertisements. Further, we will not forward any abusive, threatening or otherwise inappropriate materials.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC and Nasdaq by certain deadlines. Based on a review of Section 16 filings with respect to our Company made during or with respect to the preceding year, we are not aware of any late Section 16(a) filings other than one late Form 4 report filed by each of Craig Webster, Lu Gao and Shengxian Wu (each reporting the award of restricted stock units).

EXECUTIVE COMPENSATION

This section sets forth the compensation of our principal executive officer and our two other most highly compensated executive officers for the year ended December 31, 2021 (our "NEOs"):

Name	Position
Yang Wu	Chief Executive Officer
Shane Smith	Chief Operating Officer
Dr. Wenjuan Mattis	Chief Technology Officer

As an emerging growth company under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. Accordingly, we have not included in this section a compensation discussion and analysis of our executive compensation programs or tabular compensation information other than the "Summary Compensation Table" and the "Outstanding Equity Awards at Fiscal Year-End" table below. In addition, for so long as we are an emerging growth company, we will not be required to submit certain executive compensation matters to our stockholders for advisory votes, such as "say-on-pay" and "say-on-frequency" votes.

Summary Compensation Table

The following table sets forth the compensation of our NEOs for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)
Yang Wu(1)	2021	220,557	439,338	—	4,073	663,968
Chief Executive Officer	2020	—	—	—	6,681	6,681
Shane Smith	2021	261,140	98,309	4,732,305	—	5,091,754
Chief Operating Officer	2020	250,000	—	7,987,500	—	8,237,500
Dr. Wenjuan Mattis	2021	257,813	98,309	4,374,117	—	4,730,239
Chief Technology Officer	2020	225,000	—	2,720,010	—	2,945,010

(1)    Mr. Wu did not receive any compensation for his services to the Company in 2020.

(2)    Represents the aggregate grant date fair value of stock awards granted to our named executive officers, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation ("FASB Topic 718"). The 2021 stock awards consist of grants of restricted stock units ("RSUs") and performance stock units ("PSUs") granted pursuant to the Microvast Holdings, Inc. 2021 Equity Incentive Plan (the "2021 Plan"). Terms of the 2021 RSUs and PSUs are summarized in "Elements of Executive Compensation—Long-Term Incentives" below. The assumptions made when calculating the amounts reported are found in Note 21: "Share-Based Payment" to our audited consolidated financial statements included in Part II, Item 8 of the 2021 Annual Report. Assuming maximum level of performance, the aggregate grant date values of the RSUs and PSUs are as follows:

Name	RSUs ($)(a)	PSUs ($)	Total ($)
Yang Wu	121,687	582,952	704,639
Shane Smith	66,368	105,983	172,351
Dr. Wenjuan Mattis	66,368	105,983	172,351

(a)    For 2021, achievement of the performance measures for the RSUs was certified at below the threshold performance goal, resulting in all of the RSUs being forfeited by our NEOs.

(3)    For 2021, represents the incremental fair value related to the modification of stock options ("Options") granted to our named executive officers prior to the Business Combination, computed in accordance with FASB Topic 718. Details of the modification of the Options are summarized in "Elements of Executive Compensation—Equity Awards Prior to the Business Combination" below.

(4)    For 2021, includes seven months of medical insurance premiums paid by us for Mr. Wu. We had previously over-disclosed the amount of medical insurance premiums paid by us for Mr. Wu for 2020 as $26,722. The above disclosed value is the accurate amount for 2020.

Elements of Executive Compensation

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with the other components of our executive compensation program. The relative levels of base salary for our NEOs are designed to reflect each NEO’s scope of responsibility and accountability to us. On August 25, 2021, the Compensation Committee, in consultation with an independent compensation consultant, approved base salary adjustments for our NEOs. Following this adjustment, the annualized base salaries for each of our NEOs for 2021 were: Mr. Wu—$550,000; Mr. Smith—$300,000; and Dr. Mattis—$300,000.

Short-Term Incentives

On August 25, 2021, in consultation with an independent compensation consultant, we established short-term incentive opportunities for our NEOs for 2021 (the "2021 STI"), which pay out in the form of an annual cash bonus based on achievement of predetermined revenue performance levels for Fiscal 2021. The 2021 STI pays out 0% of target if the threshold performance goal or below is achieved and 120% of target if the maximum performance goal or above is achieved. Payouts are linearly interpolated for performance between levels. Because the threshold performance goal was not achieved for , no amounts were paid to our NEOs under the 2021 STI.

Long-Term Incentives

On August 25, 2021, in consultation with an independent compensation consultant, we established long-term incentive opportunities for our NEOs for 2021 (the "2021 LTI"), which pay out in the form of performance-based RSUs and PSUs based on achievement of predetermined revenue and total shareholder return ("TSR") performance levels, respectively, over predetermined performance periods.

The performance-based RSU portion of the 2021 LTI is earned based on achievement of predetermined revenue performance levels for Fiscal 2021. The RSUs are earned at 0% of target if the threshold performance goal or below is achieved and 120% of target if the maximum performance goal or above is achieved. Payouts are linearly interpolated for performance between levels. To promote retention, earned RSUs vest in equal annual installments on each of the first, second and third anniversaries of December 31, 2021, subject to the recipient’s continued employment with or services to us or one of our affiliates on each applicable vesting date. For the performance-based RSUs under the 2021 LTI, achievement was certified at below the threshold performance goal, resulting in all the RSUs being forfeited by our NEOs.

The PSU portion of the 2021 LTI is earned based on achievement of relative TSR performance measures over a performance period ending on December 31, 2023. Relative TSR is measured based on stock price appreciation (including reinvested dividends) of constituent companies in a predetermined peer group during the performance period. Companies in the peer group are ranked based on their TSR during the performance period and PSUs are earned based on the percentile rank of the Company’s TSR during the performance period relative to the TSR of the members of the comparator peer group. The PSUs are earned at 50% of target if the threshold performance goal is achieved and 150% of target if the maximum performance goal or above is achieved, with payouts linearly interpolated for performance between levels. There is 0% payout for performance below the threshold level. The PSUs cliff vest, subject to the recipient’s continued employment with or services to us or one of our affiliates, on December 31, 2023, provided that the performance criteria relating to the PSUs are achieved.

Equity Awards Prior to the Business Combination

Prior to the Business Combination, we granted awards of stock options and RSUs to our employees under the Microvast, Inc. Stock Incentive Plan (the "Stock Incentive Plan"). Stock options granted under the Stock Incentive Plan originally vested, subject to the recipient’s continued employment with or services to us or one of our affiliates in the same position or in a position having equal or greater authority, duties and responsibilities as the recipient’s position with us on the grant date, as to one-third of the total number of shares underlying the option on the first to occur of: (1) a liquidity event or (2) a change in control (as such terms are defined in our shareholders’ agreement), and as to an additional one-third of the total number of shares underlying this option on each of the first and second anniversaries of the initial vesting date. In connection with the Business Combination, the vesting schedule of the options granted under the Stock Incentive Plan was modified such that the options vest, subject to the recipient’s continued employment with or services to us or one of our affiliates, in equal annual installments on each of the first, second and third anniversaries of the Business Combination.

RSUs granted under the Stock Incentive Plan allow our employees to receive one share of common stock per unit upon vesting. Certain RSUs granted by us under the Stock Incentive Plan were subject to a maximum value of $6.28 per unit (after application of the exchange ratio established in the Business Combination) ("capped RSUs"), which was the fair market value of our common stock as of the grant date. Capped RSUs generally contain the same vesting schedule and conditions as stock options. None of our NEOs were granted stock options in 2021 and none of our NEOs were granted RSUs under the Stock Incentive Plan in 2021.

Employment Agreements with NEOs

Each of our NEOs is a party to a written employment arrangement (the "Employment Agreements"). The material terms of each of those arrangements are summarized below. For a description of the compensation actually paid to the NEOs for Fiscal 2020, please refer to the "Summary Compensation Table" above.

Subject to earlier termination in accordance with the Employment Agreements, each of our NEOs is engaged for a three-year term of employment, at the end of which their term of employment will be automatically extended for additional 12-month periods unless a notice of non-renewal is given by either party in accordance with the notice requirements of the Employment Agreement prior to the expiration of the term then in effect.

The Employment Agreements provided for an annual base salary of $350,000 for our Chief Executive Officer and $300,000 for each of our Chief Technology Officer and Chief Operating Officer. The Employment Agreement for each of our NEOs also provides for the opportunities to participate in the Company’s annual incentive bonus plan for senior executives and the Company’s long-term incentive plan, each in accordance with the terms of such plans that may be in effect from time-to-time and subject to such other terms as the Board may approve. The NEOs are also eligible to participate in the benefit plans or programs of the Company generally provided to other similarly situated executives of the Company.

The term of employment under the Employment Agreement for each of our NEOs may be terminated by either the Company or the executive at any time and for any reason upon thirty (30) day’s prior written notice. Upon a termination by the Company or an executive for any reason, an executive (or his or her estate upon a termination due to death of the executive) will receive all accrued salary and any earned but unpaid bonuses through and including the date of termination. Following a termination due to death or disability of an executive, the executive (or his or her estate) will also receive: (1) a pro rata bonus for the annual bonus that the executive would have earned for the fiscal year in which the death or disability occurs based on performance as determined by the Board, prorated for the period of time during the fiscal year worked by the executive; and (2) if the death or disability occurs within their three-year term, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the executive’s Employment Agreement that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the executive’s Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination due to termination by the Company without Cause (as defined in the Employment Agreements) or due to resignation by an executive for Good Reason (as defined in the Employment Agreements), in either case prior to a Change in Control (as defined in the Employment Agreements), subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer, two and a half times, and for each of the Chief Technology Officer and Chief Operating Officer, one and a half times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in substantially equal monthly installments over a period of 30 months for the Chief Executive Officer and 18 months for each of the Chief Technology Officer and Chief Operating Officer; and (2) if the termination without Cause or resignation for Good Reason occurs within three years following the effective time of the executive’s Employment Agreement, full acceleration of any equity awards or other long-term incentive awards held by the executive as of the effective time of the executive’s Employment Agreement that were granted to the executive prior to such effective time. Any other outstanding equity awards or long-term incentive awards granted to the executive following the effective time of the executive’s Employment Agreement will be treated in accordance with the terms of the applicable plans and award agreements.

Following a termination due to termination by the Company without Cause or due to resignation by an executive for Good Reason on or within two years following the closing of a Change in Control, subject to the execution and non-revocation by the executive of a general release of claims in favor of the Company, the executive will be entitled to: (1) an amount equal to, for the Chief Executive Officer, three times, and for each of the Chief Technology Officer and Chief Operating Officer, two times, the sum of (x) the executive’s then-current base salary plus (y) the greater of (A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the target annual bonus for the fiscal year in which the termination or resignation occurs, payable in a single lump sum within 75 days of the termination or resignation; (2) a pro rata bonus of the greater of

(A) the average amount of the annual bonus paid to the executive for each of the three fiscal years immediately prior to the fiscal year in which the termination or resignation occurs or (B) the annual bonus the executive would have earned for the fiscal year in which the termination or resignation occurs based on performance as determined through the date of termination or resignation, prorated for the period of time during the fiscal year worked by the executive, payable in a single lump sum within 75 days of the termination or resignation; and (3) full acceleration of all outstanding equity awards held by the executive as of the date of termination or resignation.

Each NEO is subject to restrictive covenants as follows: (1) a post-termination non-compete covenant for a period of 18 months following the executive’s termination or resignation for any reason; (2) confidentiality restrictions through the time period such confidential information remains not generally known to the public; and (3) customer and employee non-solicitation and non-interference for a period of 18 months following the executive’s termination or resignation for any reason.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity awards held by each of our NEOs as of December 31, 2021.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)(2)	Market value of shares of units of stock that have not vested ($)(4)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(4)
Yang Wu	—	—	—	—	—	—	33,503	189,627
Shane Smith	—	2,404,500	6.28	7/27/2030	—	—	—
	—	—	—	—	—	—	6,091	34,475
Dr. Wenjuan Mattis	—	142,987	4.37	1/7/2026	—	—	—
	—	961,800	6.28	7/23/2027	—	—	—
	—	818,812	6.28	7/27/2030	—	—	—
	—	—	—	—	429,123	2,428,836	—
	—	—	—	—	—	—	6,091	34,475

(1)    Represents stock options granted under the Stock Incentive Plan, vesting in equal annual installments on each of the first, second and third anniversaries of the Business Combination.

(2)    Represents capped RSUs granted under the Stock Incentive Plan, vesting in equal annual installments on each of the first, second and third anniversaries of the Business Combination.

(3)    Represents PSUs granted under the 2021 Plan, vesting on December 31, 2023, provided that the performance criteria relating to the PSUs are achieved.

(4)    The value of each stock award is based on the target number of shares into which such stock award may convert and the closing price of our common stock on December 31, 2021.

Retirement Plans

We sponsor a 401(k) plan covering substantially all our employees, including our NEOs. Eligible employees may elect to make pre-tax contributions to the plan, subject to limitations set forth by the plan and the Code. All eligible employees, including our NEOs, may participate in the plan on substantially the same terms. We do not provide matching employer contributions to employees’ accounts under the plan at this time.

Termination and Change in Control Provisions

A description of the severance payments and benefits to be provided to our NEOs, including in respect of equity awards held by our NEOs, in connection with certain terminations of employment both in connection with a change in control and not in connection with a change in control, is set forth in "Executive Compensation—Employment Agreements with NEOs" above.

DIRECTOR COMPENSATION

The table below sets forth information regarding non-employee director compensation for Fiscal 2021.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Craig Webster	39,121	140,443	179,564
Arthur Wong	23,736	123,615	147,351
Stanley Whittingham	—	156,434	156,434
Stephen Vogel	—	166,077	166,077
Ying Wei	—	168,208	168,208

(1)    Represents the aggregate grant date fair value of the Annual RSUs and Elective RSUs, as summarized in "Non-Employee Director Compensation—Equity Compensation" below, computed in accordance with FASB Topic 718. For each non‑employee director, includes 9,756 Annual RSUs, 3,048 additional Annual RSUs for Mr. Webster for his service as lead independent director, and a number of Elective RSUs as follows: Mr. Webster—2,273; Mr. Wong—4,002; Mr. Whittingham—7,783; Mr. Vogel—8,894; and Mr. Wei—7,577.

Non-Employee Director Compensation

For Fiscal 2021, our non-employee directors were compensated for services in accordance with our non-employee director compensation policy that was approved by our Board on July 30, 2021. The director compensation policy has two components: cash compensation and equity compensation.

Cash Compensation

Each non-employee director is eligible to receive the following cash compensation for his service on our Board and its committees:

•$70,000 annual cash retainer for service as a Board member and an additional $25,000 for service as lead independent director;

•$20,000 annual cash retainer for service as chair of the Audit Committee;

•$15,000 annual cash retainer for service as chair of the Compensation Committee; and

•$10,000 annual cash retainer for service as chair of the Nominating and Corporate Governance Committee.

The annual cash compensation amounts are payable in equal quarterly installments, in arrears on or about the last day of each fiscal quarter in which the service occurred.

Equity Compensation

Each non-employee director is eligible to receive an annual award of RSUs having a value of $80,000 and the lead independent director is eligible to receive an additional number of RSUs having a value of $25,000 (the "Annual RSUs").

The Annual RSUs vest in full on July 23, 2022, the first anniversary of the Business Combination and the non-employee directors’ election to our Board.

In addition, our non-employee directors may elect to receive all or a portion of their annual cash retainer in the form of RSUs (the "Elective RSUs"). The grant date of the Elective RSUs is the date the non-employee director makes the election to receive equity in lieu of his cash retainer and the value of the RSUs is equal to the amount of the non-employee director’s annual cash retainer foregone. The Elective RSUs vest in quarterly installments on the last day of each fiscal quarter. The number of Elective RSUs each non-employee director received in Fiscal 2021 are set forth in the footnote to the Director Compensation table above.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

The following includes a summary of transactions since January 1, 2021 to which we have been a party, in which the amount involved in the transaction exceeded the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change of control, and other arrangements, which are described under the section entitled "Executive Compensation."

Zheng Agreement

On April 14, 2022, in connection with Mr. Zheng’s termination of employment, the Company and Mr. Zheng entered into a transition services agreement (the "Zheng Agreement"), pursuant to which Mr. Zheng will provide transition support and services as may be reasonably requested by the Chief Executive Officer, the Chief Financial Officer and the Board. Mr. Zheng will provide transition services for an initial term of 18 months commencing on the date of employment termination, and thereafter on an as-needed basis, unless terminated earlier as permitted in the Zheng Agreement. In exchange for Mr. Zheng’s transition services, Mr. Zheng receives a consulting fee equal to $25,000 per month for the first 18 months of the transition period and $145 per hour for actual services rendered for the period commencing following the expiration of the initial 18-month period. Mr. Zheng will continue to serve as a member of the Board.

Pursuant to the Zheng Agreement, all capped RSUs and stock options held by Mr. Zheng as of the date of employment termination vested in full, with the stock options remaining exercisable until three months following the termination of his transition services in accordance with the terms and conditions of the stock option award agreement. All RSUs and PSUs held by Mr. Zheng as of the date of employment termination remain outstanding and will continue to be subject to their terms and conditions under the 2021 Plan and the applicable award agreements. Mr. Zheng is eligible to participate in the Company’s long-term incentive and short-term incentive plans for Fiscal 2022.

Stockholders Agreement

On July 23, 2021, the Company, Mr. Yang Wu and the Sponsor entered into the Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement provides that Mr. Wu will have the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which directors are elected a number of individuals (rounded up to the nearest whole number) equal to (a) the total number of directors, multiplied by (b) the quotient obtained by dividing the shares of common stock beneficially owned by Mr. Wu by the total number of outstanding shares of common stock less the number of Wu Directors then serving on the Board and whose terms in office are not expiring at such meeting. Mr. Wu, Yanzhuan Zheng, Stanley Whittingham and Arthur Wong were nominated by Mr. Wu as the initial Wu Directors. The Stockholders Agreement provides that any increase or decrease in the number of directors will require the affirmative vote of the Wu Directors.

The Stockholders Agreement also provided that, so long as the Sponsor beneficially owned at least 5,481,441 shares of common stock, the Sponsor had the right, but not the obligation, to nominate for election to the Board at every meeting of the stockholders of the Company at which directors are elected, one individual less the number of Sponsor Directors then serving on the Board and whose terms in office are not expiring at such meeting. Stephen Vogel was nominated by the Sponsor as the initial Sponsor Director.

Registration Rights and Lock-Up Agreement

On July 23, 2021, the Company entered into the Registration Rights and Lockup Agreement with stockholders of Microvast prior to the consummation of the Business Combination, the affiliates of certain former investors in our subsidiary Microvast Power System (Huzhou) Co. Ltd., the Sponsor and certain officers and directors of the Company, pursuant to which the Company was obligated to file a registration statement promptly following the closing of the Business Combination to register the resale of certain securities of the Company held by the parties to the Registration Rights and Lock-Up Agreement. The registration statement was declared effective by the SEC on June 8, 2022. The Registration Rights and Lock-Up Agreement provides the parties thereto with "piggy-back" registration rights, subject to certain requirements and customary conditions.

Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides (1) Mr. Wu will be subject to a lock-up of one year post closing the Business Combination with respect to 25% of his shares of common stock and a lock-up of two years for the remaining 75% of his shares of common stock, provided that, with respect to the 25% of his shares subject to the one-year lock-up, he can sell those shares if the shares trade at $15.00 or above for 20 days in any 30-day period, (2) the Microvast equity holders other than Mr. Wu were subject to a six-month lock-up post closing the Business Combination, and (3) with respect to the shares of common stock owned by the Sponsor, certain officers and officers of the Company and the Sponsor Group such shares are subject to the transfer restrictions provided in the Amendment to the Escrow Agreement described further under "Certain Relationships and Related Party Transactions—Parent Support Agreement."

Indemnity Agreement

On July 23, 2021, we entered into indemnity agreements with Mr. Wu, Yanzhuan Zheng, Craig Webster, Wei Ying, Stanley Whittingham, Arthur Wong and Stephen Vogel, each of whom became a director following the Business Combination, and Wenjuan Mattis, Ph.D., Shane Smith, Shengxian Wu, Ph.D., Sascha Rene Kelterborn and Sarah Alexander each of whom became executive officers of the Company following the Business Combination. Each indemnity agreement provides that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

In November 2018, we issued an aggregate of 5,750,000 shares of our common stock ("Founders’ Shares") for an aggregate purchase price of $25,000, or approximately $0.004 per share, to our initial stockholders. In March 2019, we effectuated a stock dividend of 0.2 shares of common stock for each outstanding share of common stock, resulting in our initial stockholders holding an aggregate of 6,900,000 Founders’ Shares. In November 2018, we also issued to designees of EarlyBirdCapital an aggregate of 300,000 shares of common stock (after giving effect to the stock dividend referred to above) (the "representative shares") at a price of $0.0001 per share.

Share Issuances

In connection with Tuscan's IPO, all of the 6,900,000 founder shares owned by Tuscan (the "Founder Shares") were placed into an escrow account at Morgan Stanley, maintained in New York, New York by Continental acting as escrow agent (the "Escrow Agent"). Subject to certain limited exceptions, the Escrow Agreement originally provided that these shares may not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions), (i) with respect to 50% of such shares, for a period ending on the earlier of the one-year anniversary of the date of the Business Combination and the date on which the closing price of our common stock equals or exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of the Business Combination and, (ii) with respect to the remaining 50% of such shares, for a period ending on the one-year anniversary of the date of the Business Combination, or earlier, if, subsequent to our Business Combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. The limited exceptions include transfers, assignments or sales: (i) to our or our Sponsor’s officers, directors, consultants or their affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, (v) pursuant to a qualified domestic relations order, (vi) to us for no value for cancellation in connection with the consummation of our initial business combination, or (vii) in connection with the Business Combination at prices no greater than the price at which the shares were originally purchased, in each case (except for clause (vi) or with our prior consent) where the transferee agrees to the terms of the Escrow Agreement and to be bound by these transfer restrictions.

Related Party Loans

On April 20, 2020, the Sponsor committed to provide Tuscan an aggregate of $500,000 in loans. The loans were non-interest bearing, unsecured and due upon the consummation of the Business Combination. On April 21, 2020, Tuscan issued an unsecured promissory note to the Sponsor in the aggregate amount of $300,000 (the "Sponsor Note"), of which $200,000 was drawn upon on such date.

On February 12, 2021, Tuscan issued an unsecured promissory note to the Sponsor in the aggregate amount of $1,200,000 (together, with the Sponsor Note, the "Convertible Promissory Notes"). The Convertible Promissory Notes were convertible, at the lender’s option, into units of the Company at a price of $10.00 per unit.

As a result of the February 12, 2021 commitment, the Sponsor had committed to Tuscan a total of $1.5 million, of which a total of $1.5 million had been drawn upon. In connection with the Business Combination, the Sponsor converted the $1.5 million balance into 150,000 units of Tuscan immediately prior to the closing of the Business Combination. Such units have terms identical to the terms of the Tuscan’s private units and consist of: (i) 150,000 shares of common stock and (ii) warrants to purchase 150,000 shares of common stock at an exercise price of $11.50 per share.

Company Support Agreement

Contemporaneously with the execution of the Merger Agreement, Yang Wu, Diaokun Xiao, Wei Li, Xiaoping Zhou, Guoyou Deng, Yanzhuan Zheng, Wenjuan Mattis, Huzhou HongLi Investment Management Limited Liability Partnership, Huzhou HongYuan Investment Management Limited Liability Partnership, Huzhou HongYi Investment Management Limited Liability Partnership, Huzhou OuHong Investment Management Limited Liability Partnership, Huzhou HongCai Investment Management Limited Liability Partnership, Huzhou HongJia Investment Management Limited Liability Partnership, Bruce Raben, Michael Todd Boyd, International Finance Corporation, Ashmore Global Special Situations Fund 4 Limited Partnership, Ashmore Global Special Situations Fund 5 Limited Partnership, Ashmore Cayman SPC Limited, and Evergreen Ever Limited (the "Key Company Holders") entered into the Company Support Agreement with Legacy Microvast and the Company, in which such Key Company Holders agreed to vote all of their shares of Company capital stock in favor of adopting the Merger Agreement and approving the Transactions. Additionally, such Key Company Holders agreed not to: (a) transfer any of their shares of Company capital stock (or enter into any arrangement with respect thereto) or (b) enter into any voting arrangement that is inconsistent with the Company Support Agreement.

Parent Support Agreement

Contemporaneously with the execution of the Merger Agreement, Tuscan, Legacy Microvast, the Sponsor and Stefan M. Selig, Richard O. Rieger and Amy Butte (collectively with the Sponsor, the "Sponsor Group") entered into the parent support agreement (the "Parent Support Agreement") in which each member of the Sponsor Group agreed, among other things, (a) to vote all equity interests of the Company held by such member of the Sponsor Group at such time in favor of the approval and adoption of the Merger Agreement and the related transactions and all other voting matters, (b) that he, she or it will not directly or indirectly sell, assign, transfer, lien, pledge, dispose of or otherwise encumber any of the shares or otherwise agree to do any of the foregoing and (c) to abstain from exercising any redemption rights of any shares of common stock held by such member of the Sponsor Group in connection with the Company stockholder approval.

In connection with the execution of the Parent Support Agreement, the Sponsor and related parties entered into an amendment to the Escrow Agreement between Tuscan, Continental and the Sponsor Group ("Escrow Agreement") pursuant to which 6,750,000 shares held by the Sponsor, and the 30,000 shares held by each of Stefan M. Selig, Richard O. Rieger and Amy Butte (together with the Sponsor, the "Founders") are being held post-closing the Business Combination. Pursuant to the amended Escrow Agreement:

●    The 5,062,500 shares of common stock held by Sponsor (the "Sponsor Upfront Escrow Shares") and all of the shares of common stock held by Founders other than Sponsor (the "Founder Upfront Escrow Shares") will be held until (i) with respect to 3,375,000 Sponsor Upfront Escrow Shares and 45,000 Founder Upfront Escrow Shares, the earlier of (A) one year following the date of closing the Business Combination (the "Anniversary Release Date") and (B) the date on which the last sale price of the common stock equals or exceeds $12.50 per share for any 20 trading days within any 30-trading day period following the closing of the Business Combination, and (ii) with respect to the remaining Sponsor Upfront Escrow Shares and Founder Upfront Escrow Shares, the Anniversary Release Date.

●    The Escrow Agent will hold the 50% of the 1,687,500 shares of common stock held by Sponsor (the "Sponsor Earn-Out Escrow Shares") until the later of (A) the Anniversary Release Date and (B) the date on which the last sale price of the common stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period following the closing of the Business Combination (the "First Earn-Out Target").

●    The Escrow Agent will hold the other 50% of the Sponsor Earn-Out Escrow Shares until the later of (A) the Anniversary Release Date and (B) the date on which the last sale price of the common stock equals or exceeds $15.00 per share for any 20 trading days within any 30-trading day period following the closing of the Business Combination (the "Second Earn-Out Target").

●    In the event that neither the Anniversary Release Date and (B) the First Earn-Out Target release notice nor the Second Earn-Out Target release notice is delivered on or prior to the fifth anniversary of the closing of the Business Combination, then the Escrow Agent will release all the Sponsor Earn-Out Escrow Shares to the Company for cancellation for no consideration. In the event that the Second Earn-Out Target release notice is not delivered (and the First Earn-Out Target Release Notice has been delivered) on or prior to the fifth anniversary of the closing of the Business Combination, then the Escrow Agent will release 50% of the Sponsor Earn-Out Escrow Shares to the Company for cancellation for no consideration.

Administrative Support Agreement

Tuscan entered into an agreement whereby, commencing on March 5, 2019 through the earlier of Tuscan's consummation of a business combination and its liquidation, to pay an affiliate of Stephen Vogel, Tuscan's Chief Executive Officer, a total of $10,000 per month for office space, utilities and secretarial and administrative support. Following the Business Combination, the Company ceased paying these monthly fees.

Ochem Chemical Co., Ltd. Transactions

The Company periodically sells scrap and other materials to Ochem Chemical Co., Ltd. ("Ochem"), an entity controlled by the CEO, in amounts totaling $167,000 and $390,0000 in Fiscal 2020 and Fiscal 2021, respectively.

Policy Regarding Related Party Transactions

We have adopted a written policy on transactions with "related persons," defined in the policy as a director, executive officer, nominee for director, or greater than 5% beneficial owner of any class of the Company’s voting securities, and their immediate family members. For purposes of this policy, a "related person transaction" is defined as any transaction, arrangement or relationship in which the Company is a participant, the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person had, has or will have a direct or indirect material interest. The Board, acting through those members of its Audit Committee who are not interested in the transaction in question, will review related person transactions to determine whether the related person transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders. If, after any such review, a related person transaction is determined to be in, or not inconsistent with, the best interests of the Company, then the related person transaction may be approved or ratified according to the procedures in the policy. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not practicable or desirable, then the chair of the Audit Committee may approve or ratify a related person transaction. In addition, the policy provides standing pre-approval for certain types of transactions that the Audit Committee has reviewed and determined will be deemed pre-approved.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date, by:

●    each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
●    each executive officer and director of the Company; and
●    all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including restricted stock units and warrants that are currently exercisable or exercisable within 60 days.

Names and Addresses of Beneficial Owners(1)	Number of Shares	Percent Beneficially Owned(2)
Directors and Officers:
Yang Wu(3)	85,036,953	28.1%
Yeelong Balladon	—	*
Stanley Whittingham(4)	17,539	*
Arthur Wong(5)	13,758	*
Stephen Vogel(6)	4,168,232	1.4%
Wei Ying(7)	17,333	*
Yanzhuan Zheng(8)	3,105,109	1.0%
Sarah Alexander	1,000	*
Lu Gao(9)	293,883	*
Sascha Rene Kelterborn(10)	374,033	*
Wenjuan Mattis, Ph.D.(11)	982,655	*
Shane Smith(12)	801,500	*
Craig Webster(13)	15,077	*
All directors and executive officers as a group (13 persons)	94,827,072	31.0%
Five Percent Holders:
Yang Wu(3)	85,036,953	28.1%
CDH Griffin Holdings Company Limited(14)	40,435,753	13.4%
Ashmore Group plc(15)	23,503,434	7.8%
International Finance Corporation(16)	23,503,274	7.8%

______________
*	Less than one percent.
(1)	Unless otherwise indicated, the business address of each of the individuals listed is c/o Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477.
(2)	The percentage of beneficial ownership is calculated based on 302,538,640 shares of common stock currently issued and outstanding as of the Record Date. Shares issuable upon the exercise of stock options or warrants and RSUs scheduled to vest within 60 days are deemed outstanding in the denominator used for computing the percentage of the respective person or group holding such warrants or restricted stock units but are not outstanding for computing the percentage of any other person or group. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.
(3)	Includes 2,000,000 shares held by Mr. Wu’s children, for which Mr. Wu has sole voting and shared dispositive power.
(4)	Includes 11,827 RSUs vesting within 60 days of the Record Date
(5)	Includes 10,822 RSUs vesting within 60 days of the Record Date.
(6)	Includes 154,012 warrants and 12,123 RSUs vesting within 60 days of the Record Date.
(7)	Includes 11,773 RSUs vesting within 60 days of the Record Date.
(8)	Includes 1,122,100 stock options exercisable within 60 days of the Record Date.
(9)	Includes 293,883 stock options exercisable within 60 days of the Record Date.
(10)	Includes 374,033 stock options exercisable within 60 days of the Record Date.
(11)	Includes 641,199 stock options exercisable within 60 days and 143,041 capped RSUs vesting within 60 days of the Record Date.
(12)	Includes 801,500 stock options exercisable within 60 days of the Record Date.
(13)	Includes 13,409 RSUs vesting within 60 days of the Record Date.

(14)	According to a Schedule 13G filed on February 15, 2022, CDH Griffin Holdings Company Limited has sole voting and dispositive power of 40,435,753 shares of common stock, which includes shares held by Evergreen Ever Limited, Aurora Sheen Limited, and Hangzhou CDH New Trend Equity Investment Partnership (Limited Partnership), for which CDH Griffin Holdings Company Limited is the ultimate parent entity. The address for CDH Griffin Holdings Company Limited is 1503, Level 15, International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong, China.
(15)	According to a Schedule 13D filed on July 23, 2021, Ashmore Group plc has shared voting and dispositive power of 23,503,434 shares of common stock, which includes shares beneficially owned by Ashmore Global Special Situations Fund 4 Limited, Ashmore Global Special Situations Fund 5 Limited and Ashmore Cayman SPC Limited, for which Ashmore Group plc is the ultimate parent entity. The address for Ashmore Group plc is 61 Aldwych, London WC2B 4AE, United Kingdom.
(16)	The address for International Finance Corporation is 1818 H Street, Washington D.C. 20433.

AUDIT COMMITTEE REPORT

The Audit Committee's primary responsibilities include assisting the Board in its oversight of the Company’s financial reporting process, appointing the independent registered public accounting firm and reviewing the services performed by the independent registered public accounting firm. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company's financial statements.

In performing its oversight responsibility, the Audit Committee has:

•reviewed and discussed the audited year-end financial statements with management, which has primary responsibility for the financial statements;

•discussed with Deloitte, the Company’s independent registered public accounting firm for Fiscal 2022, the matters required by applicable requirements of the Public Company Accounting Oversight Board ("PCAOB") and the SEC; and

•received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and discussed with Deloitte its independence.

The Audit Committee also discussed with the auditors matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from the independent auditors, the Audit Committee recommended to the Board inclusion of the audited year-end financial statements in the 2021 Annual Report.

Members of the Audit Committee

Arthur Wong (Chair)
Wei Ying
Craig Webster[1]

[1] Craig Webster served as a member of the Audit Committee from July 23, 2021 until April 14, 2022. Yeelong Balladon was appointed as a member of the Audit Committee effective July 1, 2022.

OTHER MATTERS

Microvast is not aware of any other business to be presented for a vote of the stockholders at the 2022 Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the 2022 Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

REQUIREMENTS FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for the 2023 Annual Meeting, our Corporate Secretary must receive the proposal no later than March 3, 2023. Such proposals must be sent via registered, certified, or express mail (or other means that allows the stockholder to determine when the proposal was received) to:

Microvast Holdings, Inc.
Attn: Corporate Secretary
12603 Southwest Freeway, Suite 210
Stafford, Texas 77477

Such proposals must comply with the SEC’s requirements in Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in Company-sponsored proxy materials, such as the requirement that the stockholder continues to own a minimum number of shares until the 2023 Annual Meeting and appear during or through an authorized representative at the 2023 Annual Meeting to present the proposal.

Alternatively, stockholders intending to present a proposal at the 2023 Annual Meeting without having it included in the Company’s Proxy Statement, as well as any director nominations, must comply with the requirements set forth in the Bylaws. Our Bylaws require, among other things, that our Corporate Secretary receive written notice with respect to each director nomination or other proposal that the stockholder intends to present at the 2023 Annual Meeting from the stockholder no earlier than April 14, 2023 and no later than May 14, 2023. The notice must contain the information required by our Bylaws.

Proposals received after the dates mentioned will not be included in the Proxy Statement or acted upon at the 2023 Annual Meeting.

**********

Upon receipt of a written request from any stockholder entitled to vote at the forthcoming 2022 Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the 2021 Annual Report, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the Record Date, the person making the request was the beneficial owner of securities entitled to vote at the 2022 Annual Meeting. Written requests for the 2021 Annual Report should be directed to our General Counsel at Microvast Holdings, Inc., 12603 Southwest Freeway, Suite 210, Stafford, Texas 77477. If you would like to receive a copy of any exhibits listed in the 2021 Annual Report, please submit a request in writing to our General Counsel at the above address, and the Company will provide you with the exhibits upon the payment of a nominal fee (which fee will be limited to the expenses we incur in providing you with the requested exhibits). The 2021 Annual Report and these exhibits are also available in the "Investor Relations—SEC Filings" section of our website located at http://ir.microvast.com.

It is important that your shares be voted at the 2022 Annual Meeting, regardless of the number of shares that you hold.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

MICROVAST HOLDINGS, INC.

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on August 11, 2022.

INTERNET – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

Vote at the Meeting –
If you plan to attend the virtual online special meeting, you will need your 12 digit control number to vote electronically at the special meeting. To attend:
https://www.cstproxy.com/microvast/2022

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY.

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

Please mark your votes like this **X**

1. Election of Director

   (1) Stephen Vogel

   (2) Wei Ying

FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
☐	☐	☐

(Instruction: To withhold authority to vote for any individual nominee, select "For All Except" and strike a line through that nominee's name in the list above)

FOR	AGAINST	ABSTAIN
☐	☐	☐

CONTROL NUMBER

Signature____________________**Signature if held jointly**____________________ **Date**__________, **2022.**

Note: Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on August 12, 2022 at 9 a.m. Central Time

To view the 2022 Proxy Statement, 2021 Annual Report and to Attend the Annual Meeting, please go to: https://www.cstproxy.com/microvast/2022

▲ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▲

PROXY

MICROVAST HOLDINGS, INC.

The undersigned appoints each of Sarah Alexander and Craig Webster as proxies, with full power of substitution, to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Microvast Holdings, Inc. held of record by the undersigned at the close of business on June 27, 2022 at the Annual Meeting of Stockholders of Microvast Holdings, Inc. to be held on August 12, 2022, or at any continuation, adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE TWO NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

(Continued, and to be marked, dated and signed, on the other side)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

_____________ SCHEDULE 14A _____________

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant ☑
Filed by a Party Other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MICROVAST HOLDINGS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☑ No fee required
☐ Fee paid previously with preliminary materials
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

You May Vote Your Proxy When You View The Material On The Internet. You Will Be Asked To Follow The Prompts To Vote Your Shares.

MICROVAST HOLDINGS, INC.
c/o Continental Proxy Services
1 State Street, New York NY 10004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to be held on
August 12, 2022
at 9 a.m. Central Time

*Shareholders are cordially invited to attend the virtual Annual Meeting.

Dear Shareholder,

Proposals to be considered at the 2022 Annual Meeting:

(1) To consider and act upon a proposal to elect the Board of Directors two Class I director nominees, each to serve for a term of three years;

(2) To consider and act upon a proposal to ratify the appointment of Deloitte Touche Tohmatsu Certified Public Accountants LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2022; and

The Board of Directors recommends a vote "FOR" all nominees under Proposal 1 and "FOR" Proposal 2.

Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card.

Vote during the Meeting –
If you plan to attend the virtual online annual general meeting, you will need your 12-digit control number to vote electronically during the annual general meeting. To attend the annual meeting, visit: **https://www.cstproxy.com/microvast/2022**

Vote Your Proxy on the Internet:
Go to http://www.cstproxyvote.com
Have your notice available when you access the above website. Follow the prompts to vote your shares.

The Proxy Materials are available for review at:
https://www.cstproxy.com/microvast/2022

CONTROL NUMBER

The following Proxy Materials are available to you to review at:
https://www.cstproxy.com/microvast/2022

- the Company's Annual Report for the year ended December 31, 2021;
- the Company's 2022 Proxy Statement;
- the Proxy Card; and
- any amendments to the foregoing materials that are required to be furnished to shareholders.

This is not a ballot. You cannot use this notice to vote your shares. This communication presents only an overview of the more complete Proxy Materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the Proxy Materials before voting.

If you would like to receive a paper copy of these documents, you must request one. There is no charge for such documents to be mailed to you. Please make your request for a paper copy as instructed below on or before August 1, 2022 to facilitate a timely delivery. You may also request that you receive paper copies of all future proxy materials from the Company.

ACCESSING YOUR PROXY MATERIALS ONLINE

Have this notice available when you request a paper copy of the proxy materials or to vote your proxy electronically. You must reference your Control Number.

REQUESTING A PAPER COPY OF THE PROXY MATERIALS

By telephone please call 1-888-266-6791, or

By logging on to https://www.cstproxy.com/microvast/2022 or

By email at: proxy@continentalstock.com

Please include the company name and your control number in the subject line.